INDEPENDENT AUDITOR'S CONSENT

To the Shareholders and Board of Directors of Smith Barney Intermediate Municipal Fund, Inc.:

We consent to the incorporation by reference, of our report dated February 11, 2000 with respect to the Smith Barney Intermediate Municipal Fund, Inc. (the "Fund"), in the Registration Statement on Form N-14 for the Fund and to the references to our firm under the headings "Financial Highlights", "Independent Accountants", "Representations and Warranties of Smith Barney Municipal Fund", "Representations and Warranties of Smith Barney Intermediate Municipal Fund", "Conditions Precedent to Obligations of Smith Barney Intermediate Municipal Fund", and "Conditions Precedent to Obligations of Smith Barney Municipal Fund" in the Proxy Statement/Prospectus.


                                                            KPMG LLP

New York, New York
September 13, 2000